  Exhibit 11

200 Sandpointe Avenue, Suite 560 Santa Ana, CA 92707 (949) 326-CPAS (2727) www.bkcpagroup.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Reborn Coffee, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form 1-A of Reborn Coffee, Inc. of our report dated May 4, 2021 on our audit of the consolidated financial statements of Reborn Coffee, Inc. as of December 31, 2020 and 2019 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the two-year period ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Santa Ana, CA
May 4, 2021